EXHIBIT 99.2

WeTrade Group Pushes Further into the New Energy Cooperated with Super Solar Energy

Beijing, China, Dec 29, 2022 -- WeTrade Group Inc. ("WeTrade" or the "Company") (NASDAQ: WETG), a global diversified "software as a service" ("SaaS") technology service provider committed to providing technical support and digital transformation tools for enterprises across different industries, today announced that the Company has entered into strategic cooperation with Fujian Super Solar Energy Technology  Co., Ltd. (“Fujian Solar”), under which the two parties will work together to develop portable energy storage products and distribute them globally. Seeing the booming downstream application, the two groups will work together to meet the demand of market, and push the rapid growth in their respective business scale. This cooperation also marks the official entry of WeTrade Group into the new energy market.

Compared to the outdoor markets in Europe and the USA, the development of China’s outdoor market is still in its infancy. However, domestic consumers have gradually accepted and started incorporating outdoor-related equipment and supplies into their lives, providing this market with great potential. In addition, due to the emergence of extreme weather and severe power restrictions in overseas countries and regions, the demand for mobile energy storage equipment will further expand.

Fujian Solar is a new energy product development and production enterprise, and its portable energy storage product, Venus Power, has become popular and sold widely in China as soon as it was launched. Venus Power features high power, versatile adaptability, outdoor LED lighting compatibility, cell phone wireless charging, PD fast charging and solar panel charging, among others. Therefore, this device is capable of fully adapting to the market development of current diversified electricity demand from both home use and travelling abroad.

Hechun Wei, Chief Executive Officer of the Company, commented, "This entry into the new energy market has been a part of the company's strategy and an important step up in 2023. The entry will further consolidate the Company's market position, improve brand awareness and benefit shareholders."

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About WeTrade Group Inc.

WeTrade Group Inc. is a global diversified "software as a service" ("SaaS") technology service provider which is committed to providing technical support and digital transformation tools for enterprises across different industries. The three main business segments of the Company are YCloud, WTPay and Y-Health.

YCloud is a micro-business cloud intelligent system launched by WeTrade, serving global micro-business industry. YCloud strengthens users' marketing relationship and CPS commission profit management through leading technology and big data analysis. It also helps increase the payment scenarios to increase customers' revenue by multi-channel data statistics, AI fission and management as well as improved supply chain system.

Independently developed by the Company, WTPay supports multiple methods of online payment and eight mainstream digital wallets in over 100 countries to help customers quickly realize global collection and payment business. Customers can use WTpay for global acquiring business, global store opening, global payment collection, international banking, global remittance and currency exchange.

Under its global public health business sector Y-Health, the Company engages in developing global business for biological health and medical enterprises. Currently, Y-Health mainly focuses on detection and prevention of epidemic, daily healthcare, traditional Chinese medicines, and others.

For more information, please visit https://ir.wetg.group.

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Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

WeTrade Group Inc.

Investor Relations Department

ir@WeTradegroup.net

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